EXHIBIT 35.1
Statement of Compliance of The Bank of New York.
I, David Ayerdis, Vice President of The Bank of New York, a New York corporation (the “Trustee”), state:
A review of the Trustee’s activities for the period from April 7, 2006 (the date of the inception of PPLUS Trust Series LTD-1) through December 31, 2006 (the “Reporting Period”) and of the Trustee’s performance under the Standard Terms for Trust Agreements dated November 5, 2004 between Merrill Lynch Depositor, Inc. as depositor (the “Depositor”) and the Trustee, as trustee and securities intermediary (the “Securities Intermediary”), in each case amended by a series supplement between the Depositor, the Trustee and the Securities Intermediary (as amended in each such case, the “Trust Agreement”), has been made under my supervision, and to the best of my knowledge based on such review, the Trustee fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for the PPLUS Trust Series LTD-1 trust certificates.

Date: March 22, 2007	/s/ David Ayerdis
David Ayerdis
Vice President The Bank of New York